Exhibit 5.1

[Bryan Cave Leighton Paisner LLP Letterhead]

September 26, 2019

Vail Resorts, Inc.
390 Interlocken Crescent, Suite 1000
Broomfield, Colorado 80021

Re:	Vail Resorts, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Vail Resorts, Inc., a Delaware corporation (the “Company”) in connection with the filing by the Company of a registration statement on Form S-3 (the “Registration Statement”), filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), providing for the proposed issuance of up to 55,422 shares of common stock, par value $0.01 per share of the Company (the “Shares”) in connection with, from time to time, the exchange, retraction or redemption of exchangeable shares (the “Exchangeable Shares”) of Whistler Blackcomb Holdings Inc., the Company’s wholly-owned Canadian subsidiary with incorporation number BC1093305 (“Whistler Blackcomb”), which Exchangeable Shares were issued pursuant to that certain Arrangement Agreement, dated August 5, 2016 (the “Arrangement Agreement”), by and among the Company, Whistler Blackcomb Holdings Inc., a British Columbia company with incorporation number C0894119, and 1068877 B.C. Ltd., a predecessor of Whistler Blackcomb (“Exchangeco”). The Company previously registered the Shares on a registration statement on Form S-3 (File No. 333-214115), which was declared effective on October 14, 2016 (the “Prior Registration Statement”). The exchange, retraction or redemption of the Exchangeable Shares for Shares will be in accordance with (i) the terms and subject to the conditions set forth in the Plan of Arrangement (the “Plan of Arrangement”), which is included as Schedule A to the Arrangement Agreement; and (ii) the Voting and Exchange Trust Agreement, dated October 17, 2016, by and among the Company, Exchangeco, 1089881 B.C. Ltd., a direct or indirect wholly-owned subsidiary of the Company, and Computershare Trust Company of Canada, as trustee (the “Trust Agreement”, and collectively with the Arrangement Agreement and Plan of Arrangement, the “Transaction Documents”).

In connection herewith, we have examined:

(1)	the Registration Statement, together with the exhibits thereto; and

(2)	the Transaction Documents.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s (i) Amended and Restated Certificate of Incorporation, as amended, (ii) Certificate of Designations of Special Voting Preferred Stock, and (iii) Amended and Restated Bylaws (the documents in clauses (i), (ii), and (iii) of this sentence, collectively, the “Charter Documents”) and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Transaction Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Transaction Documents and certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance, and upon (i) effectiveness of the Registration Statement and (ii) the issuance and delivery of the Shares and the receipt by the Company of all consideration therefor in accordance with the terms of the Registration Statement and the Transaction Documents, the Shares will be validly issued, fully paid and nonassessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)    For the purposes of this opinion, we have assumed that, at the time of the issuance, sale and delivery of the Shares in accordance in each case with the Registration Statement: (i) any Shares being offered will be issued and sold as contemplated in the Registration Supplement (as amended or supplemented); (ii) the issuance of the Shares will not (x) violate any law, rule, regulation or order applicable to the Company or (y) result in any conflict with or breach of any agreement or document binding on the Company; (iii) the authorization thereof by the Company will not have been modified or rescinded; and (iv) the Company’s Charter Documents, as currently in effect, will not have been modified or amended and will be in full force and effect.

(b)    Our opinions herein reflect only the application of the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We do not render any opinions except as set forth above. This opinion letter is being delivered by us solely for your benefit. We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement filed on the date hereof and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Bryan Cave Leighton Paisner LLP
Bryan Cave Leighton Paisner LLP